EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

Second quarter income from continuing operations of $9.0 million
Year to date income from continuing operations of $42.9 million
Second quarter adjusted EBITDA from continuing operations of $28.1 million
Year to date adjusted EBITDA from continuing operations of $89.5 million
Cash position of $233.5 million at June 30, 2020

OAK BROOK, Ill., Aug. 04, 2020 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights

  Revenue was $167.9 million in the second quarter, a $16.9 million or 9.1% decrease over the prior year quarter.
  Gross margin percentage was 19.7% in the second quarter compared with 20.3% in the prior year quarter.
  Total operating income from continuing operations was $18.3 million, a $4.5 million decrease over the prior year quarter.
  Income from continuing operations was $9.0 million, a $2.5 million decrease from the prior year quarter.
  General & Administrative expenses in the second quarter were essentially flat with the prior year quarter.
  Adjusted EBITDA from continuing operations was $28.1 million as compared to $32.0 million in the prior year quarter.
  Net interest expense was $6.7 million in the second quarter as compared to $7.2 million in the prior year quarter.

Management Commentary

Lasse Petterson, Chief Executive Officer and President commented, “At GLDD we have been fortunate to be able to continue working as a federally-designated “Critical Infrastructure” company. As such, during this unprecedented COVID-19 pandemic, we have remained focused on strong project performance while ensuring the safety and continued protection of our crew members and employees.

Taking into account current circumstances, the Company’s financial results in the second quarter of 2020 were lower than prior year, but Great Lakes had an active and solid first half of the year, resulting in income from continuing operations of $42.9 million, a $10.9 million or a 34% increase over the prior year. Year to date adjusted EBITDA from continuing operations was $89.5 million, a $13.6 million or 17.9% increase over 2019. As we noted in our last earnings release, planned dry dockings of certain vessels had an expected impact on second quarter results. In addition, the Company also pushed drydock days from the first quarter into the second quarter. The effects of the drydocks were offset with better than anticipated productivity on the West of Shinnecock Inlet project, the Jacksonville deepening, and additional work on the Delaware River Reach B deepening project.

The Company ended the second quarter with a strong net cash position, balance sheet and substantial liquidity. Great Lakes continues to be well positioned for changes in the current economic environment and to strategically invest in our fleet. In June, we announced the execution of a contract with Conrad Shipyard in Louisiana, to build a 6,500 cubic yard hopper dredge, with expected delivery in the first quarter of 2023. This highly automated new build vessel will increase the capabilities of our hopper fleet in the coastal protection and maintenance markets as well as address specific needs in the growing offshore wind market.

Through the first half of 2020, our project work has remained largely uninterrupted by the pandemic, and the U.S. Army Corps of Engineers is continuing to advertise new projects. We remain confident in our 2020 outlook, however, we continue to actively investigate safety and operational contingency plans to be able to respond to potential changes to the evolving pandemic and economic environment.”

Quarterly Results

  Revenue was $167.9 million, a decrease of $16.9 million over the second quarter of 2019. The decrease was caused by lower foreign, coastal protection and rivers and lakes revenue, offset partially by higher maintenance and domestic capital revenue.
  Gross margin percentage was 19.7% in the second quarter of 2020, based on strong project performance offset by several vessel drydocks, as compared to 20.3% in the second quarter of 2019. During the second quarter of 2020, we had the Ellis Island, Dodge Island, Illinois and Dredge 58 in drydock. We expect the Ellis Island, Dodge Island and Dredge 58 will all be returning to work in the third quarter and expect the Illinois will be returning in the fourth quarter. In addition, the Ohio returned back to the U.S. from Bahrain and will be working in the third quarter as well.
  Operating income was $18.3 million, which is a $4.5 million decrease from the prior year quarter. The decrease is a result of lower gross margin. Our general and administrative expense remained flat between current year second quarter and prior year quarter.
  Income from continuing operations for the quarter was $9.0 million compared to $11.5 million in the prior year quarter. The decrease in operating income is offset partially by the decrease in interest expense and income tax expense.
  At June 30, 2020, the Company had $233.5 million in cash and total debt of $323.3 million, resulting in a net debt to adjusted EBITDA from continuing operations ratio of 0.6x.
  At June 30, 2020, the Company had $423.4 million in backlog as compared to $498.1 million at June 30, 2019. This decrease was expected as the Company achieved below its historical bid market share in the second half of 2019, and the Company earned additional revenue during the first half of 2020.
  Capital expenditures for the second quarter of 2020 were $12.1 million. This compares to $19.2 million in capital expenditures during the second quarter of 2019. The Company continues to expect total capital expenditures to be $40 million for 2020, excluding the capital spending for the new hopper dredge.

Market Update

As our country is still facing the challenges of COVID-19, the dredging industry, deemed an essential service, continues to operate and work on critical and needed infrastructure projects. These projects include continued port deepening projects, as well as coastal protection and restoration projects. The U.S. Army Corps of Engineers oversees the majority of these infrastructure projects and in this capacity has continued to follow their bid schedule and prioritize all types of dredging including port maintenance and expansion and coastal protection projects that are necessary to avoid potential storm damage during the upcoming hurricane season.

GLDD remains committed to maintaining the health and safety of our team members through an Incident and Injury Free® (IIF®) safety management program. This value-based approach has allowed us to respond quickly and effectively to the COVID-19 pandemic and any challenges as a result of the pandemic.

During the second quarter of 2020, the domestic bid market was greater than the prior year with $428.6 million in total project bids of which Great Lakes won $92.5 million during the quarter, comprised of capital, maintenance and coastal protection projects. Subsequent to the quarter end, Great Lakes was awarded $63.4 million in project work and an additional $32 million in low bids pending award. We continue to be confident in the market for the remainder of the year and expect it to be as strong as 2019. We have seen support for the dredging industry in the CARES Act, which includes a provision that lifts caps on the Harbor Maintenance Trust Fund, and the 2021 House Appropriations Bill, introduced in July 2020, showed an increase of $1.7 billion above the President’s budget request for the U.S. Army Corps of Engineers. Projects coming into the market pipeline include additional phases of Charleston, Jacksonville and Corpus Christi deepenings, as well as new deepenings for ports in Mobile, Alabama and the Sabine-Neches in Texas.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 4, 2020 at 9:00 a.m. C.D.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 1658815. The conference call will be available by replay until Thursday, August 6, 2020 by calling (855) 859-2056 and providing Conference ID 1658815. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Classification of Environmental and Infrastructure Business

During the second quarter of 2019, the Company completed the sale of its historical environmental & infrastructure business. The historical environmental & infrastructure segment has been retrospectively presented as discontinued operations, and as such is no longer reflected in continuing operations.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic, our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A. “Risk Factors” of Great Lakes’ Quarterly Report on Form 10-Q for the quarter ended March31,2020 and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Contract revenues	$167,920	$184,811	$385,615	$377,448
Gross profit	33,016	37,486	101,490	87,363
General and administrative expenses	14,804	14,613	30,375	29,438
(Gain) loss on sale of assets—net	(39)	81	(184)	360
Operating income	18,251	22,792	71,299	57,565
Interest expense—net	(6,725)	(7,188)	(13,355)	(14,739)
Other income (expense)	565	123	(556)	295
Income from continuing operations before income taxes	12,091	15,727	57,388	43,121
Income tax provision	(3,131)	(4,230)	(14,441)	(11,076)
Income from continuing operations	8,960	11,497	42,947	32,045
Loss from discontinued operations, net of income taxes	—	(3,251)	—	(6,631)
Net income	$8,960	$8,246	$42,947	$25,414

Basic earnings per share attributable to continuing operations	$0.14	$0.18	$0.66	$0.51
Basic loss per share attributable to discontinued operations, net of tax	—	(0.05)	—	(0.10)
Basic earnings per share	$0.14	$0.13	$0.66	$0.41
Basic weighted average shares	64,864	63,605	64,659	63,243

Diluted earnings per share attributable to continuing operations	$0.14	$0.18	$0.65	$0.50
Diluted loss per share attributable to discontinued operations, net of tax	—	(0.05)	—	(0.10)
Diluted earnings per share	$0.14	$0.13	$0.65	$0.40
Diluted weighted average shares	65,758	64,990	65,802	64,654

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Income from continuing operations	8,960	11,497	42,947	32,045
Adjusted for:
Interest expense—net	6,725	7,188	13,355	14,739
Income tax provision	3,131	4,230	14,441	11,076
Depreciation and amortization	9,256	9,096	18,707	18,001
Adjusted EBITDA from continuing operations	$28,072	$32,011	$89,450	$75,861

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2020	2019

Cash and cash equivalents	$233,527	$186,995
Total current assets	347,836	300,712
Total assets	948,068	897,552
Total current liabilities	196,470	203,933
Long-term debt	323,289	322,843
Total equity	321,002	279,399

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2020	2019	2020	2019
Dredging:
Capital - U.S.	$63,440	$59,406	$146,989	$152,150
Capital - foreign	3,981	18,640	10,843	26,969
Coastal protection	56,038	58,195	135,888	91,938
Maintenance	41,968	30,188	84,353	59,837
Rivers & lakes	2,493	18,382	7,542	46,554
Total revenues	$167,920	$184,811	$385,615	$377,448

	As of
	June 30,	December 31,	June 30,
Backlog	2020	2019	2019
Dredging:
Capital - U.S.	$345,901	$347,377	$311,380
Capital - foreign	19,717	30,571	49,014
Coastal protection	21,967	141,039	67,368
Maintenance	25,782	60,891	39,224
Rivers & lakes	10,036	9,528	31,103
Total backlog	$423,403	$589,406	$498,089

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024